EXHIBIT 10.1

EXECUTION COPY

U.S. $300,000,000

CREDIT AGREEMENT

Dated as of October 8, 2008

Among

FIRSTENERGY GENERATION CORP.,
as Borrower

FIRSTENERGY CORP.

and

FIRSTENERGY SOLUTIONS CORP.,
as Guarantors,

THE BANKS NAMED HEREIN,
as Banks,

and

CREDIT SUISSE,
as Administrative Agent,

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TABLE OF CONTENTS

				Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION	1.01	Certain Defined Terms	··············································	1
SECTION	1.02	Computation of Time Periods	··············································	14
SECTION	1.03	Accounting Terms	··············································	14
SECTION	1.04	Certain References	··············································	14

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES

SECTION	2.01	The Loans	··············································	14
SECTION	2.02	Making the Loans	··············································	15
SECTION	2.03	[Reserved]	··············································	16
SECTION	2.04	[Reserved]	··············································	16
SECTION	2.05	Fees	··············································	16
SECTION	2.06	Adjustment of the Commitments	··············································	16
SECTION	2.07	Repayment of Loans	··············································	16
SECTION	2.08	Interest on Loans	··············································	16
SECTION	2.09	Additional Interest on Loans	··············································	17
SECTION	2.10	Interest Rate Determination	··············································	17
SECTION	2.11	Conversion of Loans	··············································	18
SECTION	2.12	Prepayments	··············································	18
SECTION	2.13	Increased Costs	··············································	19
SECTION	2.14	Illegality	··············································	20
SECTION	2.15	Payments and Computations	··············································	20
SECTION	2.16	Taxes	··············································	22
SECTION	2.17	Sharing of Payments, Etc.	··············································	23
SECTION	2.18	Noteless Agreement; Evidence of Indebtedness	··············································	23

ARTICLE III CONDITIONS OF LENDING

SECTION	3.01	Conditions Precedent to Initial Extension of Credit	··············································	24
SECTION	3.02	Conditions Precedent to Each Extension of Credit	··············································	26
SECTION	3.03	Conditions Precedent to Conversions	··············································	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION	4.01	Representations and Warranties	··············································	27

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ARTICLE V COVENANTS OF THE LOAN PARTIES

SECTION	5.01	Affirmative Covenants of the Loan Parties	··············································	30
SECTION	5.02	Debt to Capitalization Ratio	··············································	33
SECTION	5.03	Negative Covenants of the Loan Parties	··············································	33

ARTICLE VI EVENTS OF DEFAULT

SECTION	6.01	Events of Default	··············································	35

ARTICLE VII THE ADMINISTRATIVE AGENT

SECTION	7.01	Authorization and Action	··············································	38
SECTION	7.02	Administrative Agent’s Reliance, Etc.	··············································	39
SECTION	7.03	Credit Suisse and Affiliates	··············································	39
SECTION	7.04	Lender Credit Decision	··············································	39
SECTION	7.05	Indemnification	··············································	40
SECTION	7.06	Successor Administrative Agent	··············································	40

ARTICLE VIII MISCELLANEOUS

SECTION	8.01	Amendments, Etc.	··············································	41
SECTION	8.02	Notices, Etc.	··············································	41
SECTION	8.03	Electronic Communications	··············································	42
SECTION	8.04	No Waiver; Remedies	··············································	43
SECTION	8.05	Costs and Expenses; Indemnification	··············································	43
SECTION	8.06	Right of Set-off	··············································	44
SECTION	8.07	Binding Effect	··············································	45
SECTION	8.08	Assignments and Participations	··············································	45
SECTION	8.09	Governing Law	··············································	48
SECTION	8.10	Consent to Jurisdiction; Waiver of Jury Trial	··············································	49
SECTION	8.11	Severability	··············································	49
SECTION	8.12	Entire Agreement	··············································	49
SECTION	8.13	Execution in Counterparts	··············································	49
SECTION	8.14	USA PATRIOT Act Notice	··············································	49

ARTICLE IX GUARANTEE

SECTION	9.01	Guarantee	··············································	50

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SCHEDULES AND EXHIBITS

Schedule I	–	List of Commitments and Lending Offices

Exhibit A	–	Form of Note
Exhibit B	–	Form of Notice of Borrowing

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of October 8, 2008, among FIRSTENERGY GENERATION CORP., an Ohio corporation (“Borrower”), FIRSTENERGY SOLUTIONS CORP., an Ohio corporation, and FIRSTENERGY CORP., an Ohio corporation, as Guarantors, the banks and other financial institutions (the “Banks”) listed on the signature pages hereof and CREDIT SUISSE (“Credit Suisse”), as Administrative Agent (the “Administrative Agent”) for the Lenders hereunder.

PRELIMINARY STATEMENTS

(1)           The Borrower has requested that the Lenders establish a 364-day delayed-draw term loan facility in the amount of $300,000,000 in favor of the Borrower.

(2)           Subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments (as defined herein), are willing to establish the requested delayed-draw term loan facility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2008 FEGC First Mortgage Indenture” has the meaning set forth in Section 3.01(e).

“ABR Margin” means, at any time for any Alternative Base Rate Loan, a rate per annum equal to the greater of (a) 2.00% per annum and (b) (A) sum of (i) FE’s 1-year credit default swap mid-rate spread (as provided by the Quotation Agency) for the one-year period beginning on the date on which the ABR Margin is set; plus (ii) Credit Suisse’s 1-year credit default swap mid-rate spread (as provided by the Quotation Agency) for the one-year period beginning on the date on which the ABR Margin is set minus (B) 1.00%.  The ABR Margin will be (i) obtained by the Administrative Agent from the Quotation Agency’s website and (ii) set for each Alternative Base Rate Loan on the date such Alternative Base Rate Loan is made and on a weekly basis thereafter (or more frequently as the Administrative Agent may require).  In the event that the ABR Margin is not available from the Quotation Agency, the ABR Margin will be 2.00% per annum.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agency Letter” means that certain letter agreement, dated the date hereof, between FEGC, Credit Suisse and Credit Suisse Securities (USA) LLC.

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“Agreement” means this Credit Agreement, as amended, modified and supplemented from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Alternate Base Rate Loan” means a Loan that bears interest as provided in Section 2.08(a).

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety or the environment or otherwise).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Loan, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Approval” means: (i) with respect to FES, the FES FERC Order and (ii) with respect to Borrower, the Borrower FERC Order.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form approved from time to time by the Loan Syndications and Trading Association or such other form as shall be acceptable to the Administrative Agent.

“ATSI” means American Transmission Systems, Incorporated, an Ohio corporation.

“Borrower FERC Order” means the order issued by the FERC on February 22, 2001, and notice issued by the FERC on February 28, 2001, in Docket No. ER01-845-000 under the Federal Power Act, that granted FGCO blanket authorization under Part 34 of the FERC’s regulations to issue securities and assume liabilities.

“Borrower Supplemental Order” means any order of the FERC subsequently issued that authorizes FGCO to obtain Extensions of Credit in the event the blanket authorization granted in the Borrower FERC Order is rescinded or as may otherwise apply.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and any Federal law with respect to bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.

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“Banks” has the meaning set forth in the preamble hereto.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.10 or 2.11.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City or Akron, Ohio and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

“CEI” means the Cleveland Electric Illuminating Company, an Ohio corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Commitment” means, as to any Lender, the amount set forth opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.08(c), as such amount may be reduced pursuant to Section 2.06.

“Consolidated Debt” means, at any date of determination, the aggregate Indebtedness of FE and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Indebtedness of FE and any of its Subsidiaries, (ii) obligations under leases that shall have been or should be, in accordance with GAAP, recorded as operating leases in respect of which FE or any of its Consolidated Subsidiaries is liable as a lessee, (iii) the aggregate principal amount of Stranded Cost Securitization Bonds of FE and its Consolidated Subsidiaries and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations not exceeding 15.00% of the Total Capitalization of FE and its Consolidated Subsidiaries (determined, for purposes of such calculation, without regard to the amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations outstanding of FE); provided that the amount of any mandatory principal amortization or defeasance of Trust Preferred Securities or Junior Subordinated Deferred Interest Debt Obligations prior to the Scheduled Termination Date shall be included in this definition of Consolidated Debt.

“Consolidated Subsidiary” means, as to any Person, any Subsidiary of such Person the accounts of which are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with FE and its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Loans pursuant to Section 2.10 or 2.11.

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“Credit Agreement Drawn Exposure” means, at any time, the aggregate outstanding principal amount of Loans at such time.

“Credit Agreement Exposure” means, at any time, Credit Agreement Drawn Exposure at such time plus the aggregate amount of Commitments at such time.

“Credit Suisse” has the meaning set forth in the preamble hereto.

“Debt to Capitalization Ratio” means the ratio of Consolidated Debt to Total Capitalization.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its “General Arrangements to Borrow”, or a political subdivision of any such country; provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; or (v) any Lender, Affiliate of a Lender or a Related Fund; provided, however, that (A) any Person described in clause (i), (ii), (iii) or (iv) above shall also (x) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is in the business of rating unsecured indebtedness of entities engaged in such businesses) and (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator, if applicable) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.16(d)) and (C) any Person described in clause (i), (ii), (iii) or (iv) above shall, in addition, be reasonably acceptable to the Administrative Agent.

“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

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“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interest in a trust or other equity ownership interest in any Person and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder, each as amended, modified and in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Rate Loan Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.08(b).

“Eurodollar Rate Reserve Percentage” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System).  Eurodollar Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of such Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

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“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.

“Existing Credit Facilities” means (i) the $2.75 billion Credit Agreement, dated as of August 24, 2006, among the Loan Parties and certain of their Affiliates, the banks party thereto, Citibank, N.A., as administrative agent, and the other lenders and agents party thereto, (ii) the $100 million Credit Agreement, dated as of November 29, 2006, between FE, as borrower, and The Royal Bank of Scotland Finance (Ireland), as lender, and (iii) the $300 million Credit Agreement dated as of May 29, 2008, among the Guarantors, the banks party thereto, The Royal Bank of Scotland PLC as administrative agent and certain other agents party thereto.

“Excluded Days” means any day during a period reasonably determined by FE, in consultation with the Administrative Agent, to be a “blackout period” for the purpose of issuing registered or Rule 144A securities; provided that such period shall commence on the first day following the end of a fiscal quarter of FE and shall end not later than two days following the date on which earnings for FE for such fiscal quarter are released to the public by FE and its Subsidiaries.

“Extension of Credit” means the making of any Loan.

“FE” means FirstEnergy Corp., an Ohio corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FEGC First Mortgage Bond” has the meaning set forth in Section 3.01(e).

“FERC” means the Federal Energy Regulatory Commission or successor organization.

“FES” means FirstEnergy Solutions Corp., an Ohio corporation.

“FES FERC Order” means the order issued by the FERC on January 24, 2001, in Docket Nos. ER01-103-000 et al. under the Federal Power Act, that granted FirstEnergy Services, Inc. blanket authorization under Part 34 of the FERC’s regulations to issue securities and assume liabilities, to which grant of blanket authorization FES subsequently succeeded through the order of the FERC issued on October 24, 2001, in Docket Nos. ER01-2968-000 et al.

“FES Supplemental Order” means any order of the FERC subsequently issued that authorizes FES to obtain Extensions of Credit in the event the blanket authorization granted in the FES FERC Order is rescinded or as may otherwise apply.

“First Mortgage Indenture” means, with respect to any Significant Subsidiary, an indenture or similar instrument pursuant to which such Person may issue bonds, notes or similar instruments secured by a lien on all or substantially all of such Person’s fixed assets.

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“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Generation Transfers” has the meaning set forth in Section 5.03(a).

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority (other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of any Loan Document or have a material adverse effect on the transactions contemplated by any Loan Document or any material rights, power or remedy of any Person thereunder or any other action in respect of any Governmental Authority).

“Governmental Authority” means any Federal, state, county, municipal, foreign, international, regional or other governmental authority, agency, board, body, instrumentality or court.

“Guarantee” means the guaranty set forth in Article IX.

“Guarantor” means each of FE and FES.

“Hostile Acquisition” means any Target Acquisition (as defined below) involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Target Acquisition prior to the first public announcement or disclosure relating to such Target Acquisition.  As used in this definition, the term “Target Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly (i) acquires all or substantially all of the assets or ongoing business of any other Person, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of any such Person that has ordinary voting power for the election of directors or (iii) otherwise acquires control of more than a 50% ownership interest in any such Person.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (v) liabilities in respect of unfunded vested benefits under Plans, (vi) withdrawal liability incurred under ERISA by such Person or any of its affiliates to any Multiemployer Plan, (vii) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

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“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter or such other period as the Administrative Agent and the Borrower may agree; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Eurodollar Rate Loan shall extend beyond the Scheduled Termination Date.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JCP&L” means Jersey Central Power & Light Company, a New Jersey Corporation.

“Junior Subordinated Deferred Interest Debt Obligations” means subordinated deferrable interest debt obligations of FE or one of its Subsidiaries (A) for which the maturity date is subsequent to the Scheduled Termination Date and (B) that are fully subordinated in right of payment to the Indebtedness hereunder.

“Lenders” means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.08.

“LIBOR Market Rate Spread” means, at any time for any Eurodollar Rate Loan, a rate per annum equal to the greater of (a) 3.00% per annum and (b) the sum of (i) FE’s  1-year credit default swap mid-rate spread (as provided by the Quotation Agency) for the one-year period beginning on the date on which the LIBOR Market Rate Spread is set; plus (ii) Credit Suisse’s 1-year credit default swap mid-rate spread (as provided by the Quotation Agency) for the one-year period beginning on the date on which the LIBOR Market Rate Spread is set.  The LIBOR Market Rate Spread will be (i) obtained by the Administrative Agent from the Quotation Agency’s website and (ii) set for each Eurodollar Rate Loan at the time that the Eurodollar Rate applicable to each interest period for such Eurodollar Rate Loan is set.  In the event that the LIBOR Market Rate Spread is not available from the Quotation Agency, the LIBOR Market Rate Spread will be 3.00% per annum.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan by a Lender to the Borrower as part of a Borrowing pursuant to Section 2.01 and refers to an Alternate Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Loan, subject to Conversion pursuant to Section 2.10 or 2.11.

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“Loan Documents” means this Agreement, any Note, the Agency Letter and any security agreement, mortgages or other instrument and document executed and delivered pursuant to Section 3.01(e).

“Loan Parties” means the Borrower and the Guarantors.

“Majority Lenders” means, at any time prior to the Termination Date, Lenders having in the aggregate more than 50% of the aggregate principal amount of outstanding Loans and Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 6.01) and at any time on or after the Termination Date, Lenders having more than 50% of the then aggregate principal amount of outstanding Loans of the Lenders; provided, that for purposes hereof, neither FE, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders having such amount of the Commitments or the Loans or (ii) determining the total amount of the Commitments or the Loans.

“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.

“Maturity Date” means, with respect to any Loan, the earlier of (a) the Termination Date and (b) the date that is 30 days (not counting any Excluded Day) after the date such Loan was made.

“Met-Ed” means Metropolitan Edison Company, a Pennsylvania corporation.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the cash proceeds of a Prepayment Event, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Nonrecourse Indebtedness” means any Indebtedness that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to FE or any of its Affiliates other than:

(i)	recourse to the named obligor with respect to such Indebtedness (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and

(ii)
recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Indebtedness, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

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(iii)
recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.18 in the form of Exhibit A hereto.

“Notice of Borrowing” means a notice of a Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B.

“Obligations” means all principal of all Loans outstanding from time to time hereunder or under the Notes, all interest (including Post Petition Interest) on such Loans and all other amounts now or hereafter payable by the Loan Parties pursuant to the Loan Documents.

“OE” means Ohio Edison Company, an Ohio corporation.

“OECD” means the Organization for Economic Cooperation and Development.

“Organizational Documents” shall mean, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.

“Other Pro Rata Facilities” means one or more bilateral or syndicated bank credit facilities entered into by FE or its Subsidiaries within 30 days of the date hereof.

“Other Pro Rata Facility Drawn Exposure” means, at any time, the aggregate outstanding principal amount of all loans and other credit extensions under the Other Pro Rata Facilities at such time.

“Other Pro Rata Facility Exposure” means, at any time, Other Pro Rata Facility Drawn Exposure at such time plus the aggregate amount of all unused commitments under the Other Pro Rata Facilities at such time.

“Other Taxes” has the meaning set forth in Section 2.16(b).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001), as in effect from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Penelec” means Pennsylvania Electric Company, a Pennsylvania corporation.

“Penn” means Pennsylvania Power Company, a Pennsylvania corporation.

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“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Post Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Loan Parties (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Prepayment Event” means (i) the issuance or incurrence, by FE or any Subsidiary, of indebtedness for borrowed money owed to a Person other than FE or any Subsidiary (whether pursuant to a public offering or rule 144A or other private placement of debt securities, syndicated or bilateral bank credit facility or otherwise; provided that an issuance or incurrence of indebtedness under the Existing Credit Facilities shall not constitute a Prepayment Event; and provided further that any such issuance or incurrence of indebtedness under the Pro Rata Facilities shall not constitute Indebtedness except to the extent that the aggregate principal amount of all indebtedness issued or incurred under the Pro Rata Facilities (net of any repayments thereof permitted hereunder) exceeds the Pro Rata Cap) and (ii) any issuance or sale by FE or any Subsidiary of any Equity Interests of FE or any Subsidiary to any Person other than FE or a Subsidiary.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.  The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Rata Cap” means $1,500,000,000.

The “Pro Rata Condition” shall be satisfied at any time if (a) (i) Credit Agreement Exposure at such time does not exceed (ii) the Pro Rata Percentage of the lesser of (x) Total Pro Rata Facility Exposure at such time and (y) the Pro Rata Cap and (b) (i) Credit Agreement Drawn Exposure at such time does not exceed (ii) the Pro Rata Percentage of the lesser of (x) Total Pro Rata Facility Drawn Exposure at such time and (y) the Pro Rata Cap.

“Pro Rata Facilities” means this Credit Agreement and the Other Pro Rata Facilities.

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“Pro Rata Percentage” means, at any time, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of the Commitments on the date hereof and the denominator of which is the lesser of (i) Total Pro Rata Facility Exposure under all Pro Rata Facilities outstanding at such time, determined, with respect to each Pro Rata Facility, on the date such Pro Rata Facility first becomes effective and (ii) the Pro Rata Cap.

“Quotation Agency” means Markit Group Limited or any successor thereto.

“Reference Ratings” means, with respect to any Person, the ratings assigned by S&P and Moody’s to the senior unsecured non-credit enhanced debt of such Person.

“Register” has the meaning set forth in Section 8.08(c).

“Related Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Scheduled Termination Date” means the date that is 364 days following the date hereof.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Significant Subsidiaries” means (i) each regulated energy Subsidiary of FE, including, but not limited to, OE, Penn, CEI, TE, JCP&L, Met-Ed and Penelec, and any successor to any of them, (ii) FES, the Borrower and ATSI, and (iii) each other Subsidiary of FE the annual revenues of which exceed $100,000,000 or the total assets of which exceed $50,000,000.

“Stranded Cost Securitization Bonds” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest that are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to an order of a state commission regulating public utilities to be applied and invoiced to customers of such utility.  The charges so applied and invoiced must be deducted and stated separately from the other charges invoiced by such utility against its customers.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.  Unless the context otherwise requires, references herein to a “Subsidiary” shall refer to a Subsidiary of FE.

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“Supplemental Approval” means, with respect to Borrower, a Borrower Supplemental Order, with respect to FES, an FES Supplemental Order.

“Taxes” has the meaning set forth in Section 2.16(a).

“TE” means The Toledo Edison Company, an Ohio Corporation.

“Termination Date” means the earlier of (x) the Scheduled Termination Date and (y) the date of termination in whole of the Commitments pursuant to Section 2.06 or Section 6.01 hereof.

“Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Capitalization” means, at any date of determination the sum, without duplication, of (i) Consolidated Debt of FE, (ii) the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings and paid in capital but excluding accumulated other comprehensive income and loss) of FE and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of FE and its Consolidated Subsidiaries and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations.

“Trust Preferred Securities” means any securities, however denominated, (A) issued by FE or any Consolidated Subsidiary of FE, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Scheduled Termination Date.

“Total Pro Rata Facility Drawn Exposure” means, at any time, the Other Pro Rata Facility Drawn Exposure at such time plus Credit Agreement Drawn Exposure at such time.

“Total Pro Rata Facility Exposure” means, at any time, the Other Pro Rata Facility Exposure at such time plus Credit Agreement Exposure at such time.

“Type” has the meaning assigned to that term in the definitions of “Loan” when used in such context.

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“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unmatured Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Unused Fee” has the meaning specified in Section 2.05.

SECTION 1.02. Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) hereof.

SECTION 1.04. Certain References.

Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, schedules and exhibits are to the same contained in or attached to this Agreement.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Loans.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower in U.S. dollars only from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed the Commitment of such Lender.  Each Borrowing shall be in an aggregate amount not less than $100,000,000 or, except as may be necessary to satisfy the Pro Rata Condition, an integral multiple of $10,000,000 in excess thereof and shall consist of Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments.  Once repaid, no Loan may be reborrowed.

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SECTION 2.02. Making the Loans.

(a) Each Borrowing shall be made on notice, given (i) in the case of a Borrowing comprising Eurodollar Rate Loans, not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Borrowing and (ii) in the case of a Borrowing comprising Alternate Base Rate Loans, not later than 11:00 a.m. (New York time) one Business Day prior to the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.  Each such Notice of Borrowing by the Borrower shall be by facsimile transmission, in substantially the form of Exhibit B hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Loans to be made in connection with such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing comprising Eurodollar Rate Loans, the initial Interest Period for each such Loan, which Borrowing shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01; provided that in the event such notice fails to specify an initial Interest Period such Interest Period shall be deemed to be one month.  Each Lender shall, before 1:00 p.m. (New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion (according to the Lenders’ respective Commitments) of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the account of the Borrower designated in the applicable Notice of Borrowing.

(b) Each Notice of Borrowing delivered by the Borrower shall be irrevocable and binding on the Borrower.  In the case of any Notice of Borrowing delivered by the Borrower requesting Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(c) Unless the Administrative Agent shall have received written notice via facsimile transmission from a Lender prior to (A) 5:00 p.m. (New York time) one Business Day prior to the date of a Borrowing comprising Eurodollar Rate Loans or (B) 12:00 noon (New York time) on the date of a Borrowing comprising Alternate Base Rate Loans that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

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(d) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved].

SECTION 2.04. [Reserved].

SECTION 2.05. Fees.

The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, an unused fee (an “Unused Fee”) equal to 0.75% per annum on the daily unused amount of the Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Termination Date or the date on which the Commitments of such Lender shall expire or be terminated).  All Unused Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

SECTION 2.06. Adjustment of the Commitments.

(a) The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or, upon same day notice, from time to time to permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that except as may be necessary to satisfy the Pro Rata Condition, each partial reduction shall be in the aggregate amount of $10,000,000 or in an integral multiple of $5,000,000 in excess thereof.  Each such notice of termination or reduction shall be irrevocable.

(b) Commitments shall automatically be reduced on the date of each Loan in an amount equal to the principal amount of such Loan.

SECTION 2.07. Repayment of Loans.

The Borrower agrees to repay the principal amount of each Loan no later than the Maturity Date for such Loan.

SECTION 2.08. Interest on Loans.

The Borrower agrees to pay interest on the unpaid principal amount of each Loan made by each Lender to the Borrower from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(a) Alternate Base Rate Loans.  If such Loan is an Alternate Base Rate Loan, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus the ABR Margin for such Alternate Base Rate Loan in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December, on the Maturity Date for such Loan and on the date such Alternate Base Rate Loan shall be Converted or be paid in full and as provided in Section 2.12;

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(b) Eurodollar Rate Loans.  If such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during the Interest Period for such Loan to the sum of the Eurodollar Rate for such Interest Period plus the LIBOR Market Rate Spread for such Eurodollar Rate Loan in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Loan or such other date as the Administrative Agent and Borrower may agree, on the Maturity Date for such Loan and on the date such Eurodollar Rate Loan shall be Converted or be paid in full and as provided in Section 2.12;

SECTION 2.09. Additional Interest on Loans.

The Borrower agrees to pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Loan made by such Lender to the Borrower, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan; provided, that no Lender shall be entitled to demand additional interest under this Section 2.09 more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application by the Board of Governors of the Federal Reserve System of any regulation described above if such demand is made within 90 days after the implementation of such retroactive regulation.  Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a), or (b).

(b) If, with respect to any Eurodollar Rate Loans, the Majority Lenders notify the Administrative Agent that (i) dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loans, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate or (iii) the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Majority Lenders of making or funding their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period, therefor, Convert into an Alternate Base Rate Loan, and

(ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

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SECTION 2.11. Conversion of Loans.

(a) Voluntary.  The Borrower may on any Business Day, upon written notice given to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Loans, and one Business Day prior to the date of any proposed Conversion into Alternate Base Rate Loans, and subject to the provisions of Sections 2.10 and 2.11, Convert all Loans of one Type made to the Borrower in connection with the same Borrowing into Loans of another Type or Types or Loans of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Eurodollar Rate Loans into Loans of another Type or Loans of the same Type having the same or new Interest Periods, shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such Conversion.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into, or with respect to, Eurodollar Rate Loans, the duration of the Interest Period for each such Loan; provided that in the event such notice fails to specify the duration of such Interest Period the initial Interest Period shall be deemed to be one month.

(b) Mandatory.  If the Borrower shall fail to select the Type of any Loan, or if any proposed Conversion of a Borrowing that is to comprise Eurodollar Rate Loans upon Conversion shall not occur as a result of the circumstances described in paragraph (c) below or Borrower’s failure to deliver a timely notice of Conversion, the Administrative Agent will forthwith so notify the Borrower and the Lenders, and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Alternate Base Rate Loans.

(c) Failure to Convert.  Each notice of Conversion given by the Borrower pursuant to subsection (a) above shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that is to comprise Eurodollar Rate Loans upon Conversion, the Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on the date specified for such Conversion the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Loans upon such Conversion, when such Conversion, as a result of such failure, does not occur.  The Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing by the Borrower to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.

SECTION 2.12. Prepayments.

(a) Optional.  The Borrower may at any time prepay the outstanding principal amounts of the Loans made to the Borrower as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon written notice thereof given to the Administrative Agent by the Borrower not later than 11:00 a.m. (New York time) (i) one Business Day prior to the date of any such prepayment in the case of Alternate Base Rate Loans and (ii) on the third Business Day prior to any such prepayment in the case of Eurodollar Rate Loans; provided, however, that (x) each partial prepayment of any Borrowing shall be in an aggregate principal amount not less than $5,000,000 and shall be an integral multiple of $1,000,000, except as may be necessary to satisfy the Pro Rata Condition and (y) in the case of any such prepayment of a Eurodollar Rate Loan, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such prepayment.

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(b) Mandatory.  In the event that any Loan Party or any Subsidiary of a Loan Party shall receive Net Cash Proceeds from any Prepayment Event, then substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such Subsidiary, the Borrower shall prepay Loans in an aggregate amount equal to the greater of (x) the Pro Rata Percentage of such Net Cash Proceeds and (y) such portion of such Net Cash Proceeds as is not required to be applied to prepay loans or reduce commitments under the Other Pro Rata Facilities.

Any prepayment of Loans shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and, in the case of any such prepayment of Eurodollar Rate Loans, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such prepayment.

SECTION 2.13. Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation, in each case, after the date hereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost and the basis therefor, submitted to the Borrower and the Administrative Agent by such Lender, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), issued, promulgated or made (as the case may be) after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of (i) such Lender’s commitment to lend hereunder and other commitments of this type or (ii) the Loans made by such Lender then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender, or such corporation in the light of such circumstances, to the extent that such Lender determines such increase in capital to be allocable to, the existence of such Lender’s commitment to lend hereunder or the Loans made by such Lender.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

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SECTION 2.14. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans  hereunder, (i) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Loans of all Lenders then outstanding, together with interest accrued thereon, unless (A) the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Loans of all Lenders then outstanding into Loans of another Type in accordance with Section 2.11 or (B) the Administrative Agent notifies the Borrower that the circumstances causing such prepayment no longer exist.  Any Lender that becomes aware of circumstances that would permit such Lender to notify the Administrative Agent of any illegality under this Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under any Note not later than 12:00 noon (New York time) on the day when due in U.S. dollars to the Administrative Agent, at its address referred to in Section 8.02 in same day funds, without set-off, counterclaim or defense and any such payment to the Administrative Agent shall constitute payment by the Borrower hereunder or under any Note, as the case may be, for all purposes, and upon such payment the Lenders shall look solely to the Administrative Agent for their respective interests in such payment.  All payments received by the Administrative Agent after 12:00 noon (New York time) shall be deemed received on the next succeeding Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue.  The Administrative Agent will promptly after any such payment cause to be distributed like funds relating to the payment of principal or interest or Unused Fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.09, 2.11(c), 2.13, 2.16 or 8.05(b)) (according to the Lenders’ respective Commitments and outstanding Loans) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under any Note in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Loan Party hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made by the Borrower or any Guarantor to the Administrative Agent when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Loan Parties’ accounts (other than any payroll account maintained by the Loan Parties with such Lender if and to the extent that such Lender shall have expressly waived its set-off rights in writing in respect of such payroll account) with such Lender any amount so due.

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(c) All computations of interest based on the Alternate Base Rate (based on the Prime Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of facility fees and of  interest based on the Alternate Base Rate (based upon the Federal Funds Effective Rate), the Eurodollar Rate or the Federal Funds Effective Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.09 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such facility fees or interest are payable.  Each determination by the Administrative Agent (or, in the case of Section 2.09, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Except as otherwise provided herein, whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Any amount payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the Alternate Base Rate plus 2.00% per annum, payable upon demand.

(g) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of any amounts hereunder and the termination of this Agreement.

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SECTION 2.16. Taxes.

(a) Any and all payments by the Borrower hereunder and under any Note shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes, levies, imposts, deductions and charges in the nature of franchise taxes or taxes measured by the gross receipts or net income of any Lender or the Administrative Agent by any jurisdiction in which such Lender or the Administrative Agent (as the case may be) is organized, located or conducts business or any political subdivision thereof and, in the case of each Lender, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (herein referred to as “Other Taxes”).

(c) the Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Prior to the date of the initial Borrowing in the case of each Bank, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any Note.  If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall promptly notify the Administrative Agent and the Borrower in writing to that effect.  Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

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(e) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of principal and interest hereunder and under any Note.

SECTION 2.17. Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to Section 2.02(c), 2.09, 2.11(c), 2.13, 2.16 or 8.05(b)) in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.18. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.

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(d) Any Lender may request that its Loans be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.08) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.08, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Borrowings once again be evidenced as described in subsections (a) and (b) above.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Extension of Credit.

The obligation of each Lender to make its initial Loan is subject to the conditions precedent that on or before the date of any such Extension of Credit:

(a) The Administrative Agent shall have received the following, each dated the same date (except for the financial statements referred to in paragraph (iv)), in form and substance satisfactory to the Administrative Agent and (except for any Note) with one copy for each Lender:

(i) This Agreement, duly executed by each of the parties hereto, and Notes requested by any Lender pursuant to Section 2.18(d), duly completed and executed by the Borrower and payable to the order of such Lender;

(ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving this Agreement and the other Loan Documents to which it is, or is to be, a party and of all documents evidencing any other necessary corporate action with respect to this Agreement and such Loan Documents;

(iii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which such Loan Party is, or is to become, a party and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Organizational Documents of such Loan Party, in each case as in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (including such Loan Party’s Approval, as applicable) required for the due execution, delivery and performance by such Loan Party of this Agreement and each other Loan Document to which such Loan Party is, or is to become, a party;

(iv) Copies of the consolidated balance sheets of FE and its Subsidiaries as of December 31, 2007, and the related consolidated statements of income, retained earnings and cash flows of FE and its Subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, and the unaudited consolidated balance sheets of FE and its Subsidiaries as of June 30, 2008, and related consolidated statements of income and cash flows of FE and its Subsidiaries for the three-month period then ended, in all cases as amended and restated to the date of delivery;

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(v) An opinion of Wendy E. Stark, Associate General Counsel, counsel for the Borrower, or other Associate General Counsel of Borrower, satisfactory in form and substance to the Administrative Agent;

(vi) An opinion of Akin Gump Strauss Hauer & Feld LLP, special counsel for the Borrower, satisfactory in form and substance to the Administrative Agent; and

(vii) Such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent or any other Lender may reasonably request, all in form and substance satisfactory to the Administrative Agent or such other Lender (as the case may be).

(b) [Reserved].

(c) The Borrower shall have paid all of the fees payable on the date hereof in accordance with the Agency Letter.

(d) The Administrative Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(e) The Borrower shall have issued to the Administrative Agent for its benefit and the benefit of the Lenders a first lien mortgage bond (the “FEGC First Mortgage Bond”) pursuant to the Open-End Mortgage, General Mortgage Indenture and Deed of Trust dated as of June 19, 2008, between the Borrower and The Bank of New York Trust Company, N.A. (the “2008 FEGC First Mortgage Indenture”), which FEGC First Mortgage Bond shall (i) be in a principal amount not less than the aggregate amount of the Commitments as of the date hereof, (ii) provide that any Event of Default hereunder (other than an Event of Default under Section 6.01(e) directly arising from a failure to pay or other default under any Existing Credit Facility) shall constitute an “Event of Default” as defined in the 2008 FEGC First Mortgage Indenture or shall otherwise trigger redemption or put rights, in each case in form and substance satisfactory to the Administrative Agent, (iii) provide that at no time prior to the Termination Date shall the aggregate outstanding amount of bonds issued under the 2008 FEGC First Mortgage Indenture exceed 60% (or such greater percentage as shall have been consented to by the Administrative Agent, with such consent not to be unreasonably withheld) of the lesser of the Cost or Fair Value of all Property Additions (each capitalized term used in this clause (iii) and not otherwise defined herein shall have the meaning set forth in 2008 FEGC First Mortgage Indenture as in effect on the date hereof) and (iv) otherwise be on terms satisfactory to the Administrative Agent.  The Loan Parties shall have entered into such documents, including such amendments to this Agreement, and performed such filings, recordations and searches, as are necessary or requested by the Administrative Agent to give effect to the immediately preceding sentence.

(f) The Loan Parties shall have engaged one or more investment banks satisfactory to the Administrative Agent to publicly sell or privately place debt or equity securities of the Loan Parties or their Subsidiaries, the proceeds of which will be used to provide funds for the prepayment in full of the Loans and termination of the Commitments.

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SECTION 3.02. Conditions Precedent to Each Extension of Credit.

The obligation of each Lender to make a Loan as part of any Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Extension of Credit:

(i) The following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Extension of Credit such statements are true):

(A) the representations and warranties of the Loan Parties contained in Section 4.01 hereof are true and correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date;

(B) no event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

(C) the amount of such Extension of Credit, shall not exceed the amount of the Commitments at such time

(ii) The Borrower shall have delivered to the Administrative Agent copies of such other approvals and documents as the Administrative Agent or any other Lender (through the Administrative Agent) may reasonably request; and

(iii) Immediately after giving effect to such Extension of Credit and any extensions of credit made or to be made on such day under the Other Pro Rata Facilities (A) the Pro Rata Condition shall be satisfied and (B) the Existing Credit Facilities shall be fully drawn or utilized.

SECTION 3.03. Conditions Precedent to Conversions.

The obligation of each Lender to Convert any Borrowing is subject to the conditions precedent that on the date of such Conversion:

(a) The following statements shall be true (and the giving of the notice of Conversion pursuant to Section 2.11 shall constitute a representation and warranty by the Borrower that on the date of such Conversion such statements are true):

(i) the representations and warranties of the Loan Parties contained in Section 4.01 are correct on and as of the date of such Conversion, before and after giving effect to such Conversion, as though made on and as of such date; and

(ii) no event has occurred and is continuing or would result from such Conversion, that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

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(b) The Borrower shall have delivered to the Administrative Agent copies of such other approvals and documents as the Administrative Agent may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties.

Each Loan Party represents and warrants as follows:

(a) Corporate Existence and Power.  It is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to do business as a foreign corporation in and is in good standing under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on its business or financial condition or its ability to perform its obligations under the Loan Documents, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Corporate Authorization.  The execution, delivery and performance by it of each Loan Document to which it is, or is to become, a party, have been duly authorized by all necessary corporate action on its part and do not, and will not, require the consent or approval of its shareholders, or any trustee or holder of any Indebtedness or other obligation of it, other than such consents and approvals as have been duly obtained, given or accomplished.

(c) No Violation, Etc.  Neither the execution, delivery or performance by it of this Agreement or any other Loan Document to which it is, or is to become, a party, nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with the provisions hereof or thereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of its Organizational Documents, any Applicable Law, or any indenture, mortgage, lease or any other agreement or instrument to which it or any of its Affiliates is party or by which its property or the property of any of its Affiliates is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Affiliates except as provided herein.  There is no provision of its Organizational Documents, or any Applicable Law, or any such indenture, mortgage, lease or other agreement or instrument that materially adversely affects, or in the future is likely (so far as it can now foresee) to materially adversely affect, its business, operations, affairs, condition, properties or assets or its ability to perform its obligations under this Agreement or any other Loan Document to which it is, or is to become, a party.  Each Loan Party and each Subsidiary is in compliance with all laws (including, without limitation, ERISA and Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on (i) the business, assets, operations, condition (financial or otherwise) or prospects of FE and its Subsidiaries taken as a whole or (ii) the legality, validity or enforceability of any of the Loan Documents or the rights, remedies and benefits available to the parties thereunder or the ability of any Loan Party to perform its obligations under the Loan Documents.

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(d) Governmental Actions.  No Governmental Action is or will be required in connection with the execution, delivery or performance by it, or the consummation by it of the transactions contemplated by this Agreement or any other Loan Document to which it is, or is to become, a party other than (i) such Loan Party’s Approval, as applicable, which has been duly issued and is in full force and effect and (ii) such Loan Party’s Supplemental Approval, as applicable.

(e) Execution and Delivery.  This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is, and upon execution and delivery thereof each other Loan Document will be, the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(f) Litigation.  Except as disclosed in FE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and its Current Reports on Form 8-K filed in 2008 prior to the date hereof (copies of which have been furnished to each Bank) there is no pending or threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of having a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of it and its consolidated subsidiaries, taken as a whole, or on the ability of such Loan Party to perform its obligations under this Agreement or any other Loan Document, and there has been no development in the matters disclosed in such filings that has had such a material adverse effect.

(g) Financial Statements; Material Adverse Change.  The consolidated balance sheets of FE and its Subsidiaries as at December 31, 2007, and the related consolidated statements of income, retained earnings and cash flows of FE and its Subsidiaries, for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, independent public accountants, and the unaudited consolidated balance sheet of FE and its Subsidiaries as at June 30, 2008, and the related consolidated statements of income and cash flows of FE and its Subsidiaries for the three months then ended, copies of each of which have been furnished to each Lender, in all cases as amended and restated to the date hereof, present fairly the consolidated financial position of FE and its Subsidiaries as at such dates and the consolidated results of the operations of FE and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.  Except as disclosed in FE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, its Quarterly Report on form 10-Q for the quarter ended June 30, 2008, its Current Reports on Form 8-K filed in 2008 prior to the date hereof (copies of which have been furnished to each Bank), and the Investor Letter to be filed on Form 8-K (a copy of which has been furnished to each Bank on or prior to the date hereof), there has been no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of FE and its Consolidated Subsidiaries, taken as a whole, since December 31, 2007.

(h) ERISA.

(i) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan.

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(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Banks, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither it nor any member of the Controlled Group has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan.

(i) Taxes.  It and each of its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof in accordance with GAAP other than such taxes that such Loan Party or such Subsidiary is contesting in good faith by appropriate legal proceedings.

(j) Use of Proceeds.  The proceeds of each Extension of Credit will be used for general corporate purposes of FE and its Subsidiaries except as provided in Section 5.03(e).

(k) Margin Stock.  After applying the proceeds of each Extension of Credit, not more than 25.00% of the value of the assets of FE and its Subsidiaries subject to the restrictions of Section 5.03(a) or (b) will consist of or be represented by Margin Stock.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Extension of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) Investment Company.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Advisers Act of 1940, as amended.

(m) No Event of Default.  No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default (including, without limitation, an Event of Default under Section 6.01(e)) but for the requirement that notice be given or time elapse or both.

(n) Solvency.  (i)  The fair saleable value of its assets will exceed the amount that will be required to be paid on or in respect of the probable liability on its existing debts and other liabilities (including contingent liabilities) as they mature; (ii) its assets do not constitute unreasonably small capital to carry out its business as now conducted or as proposed to be conducted; (iii) it does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (iv) it does not believe that final judgments against it in actions for money damages presently pending will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).  Its cash flow, after taking into account all other anticipated uses of its cash (including the payments on or in respect of debt referred to in clause (iii) above), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

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(o) No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of such Loan Party to the Administrative Agent or any Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, and in the light of the circumstances under which they were or will be made, are not misleading in any material respect.

ARTICLE V
COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants of the Loan Parties.

Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by any Loan Party hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

(a) Preservation of Corporate Existence, Etc.  (i) Without limiting the right of such Loan Party to merge with or into or consolidate with or into any other corporation or entity in accordance with the provisions of Section 5.03(c) hereof, preserve and maintain its corporate existence in the state of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (ii) preserve, renew and keep in full force and effect the rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(b) Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, the noncompliance with which would materially and adversely affect the business or condition of such Loan Party and its Subsidiaries, taken as a whole, such compliance to include, without limitation, compliance with the Patriot Act, regulations promulgated by the U.S. Treasury Department Office of Foreign Assets Control, Environmental Laws and ERISA and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings.

(c) Maintenance of Insurance, Etc.  Maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party operates and furnish to the Administrative Agent, within a reasonable time after written request therefor, such information as to the insurance carried as any Lender, through the Administrative Agent, may reasonably request.

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(d) Inspection Rights.  At any reasonable time and from time to time as the Administrative Agent or any Lender may reasonably request, permit the Administrative Agent or such Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their respective officers or directors; provided, however, that such Loan Party reserves the right to restrict access to any of its Subsidiaries’ generating facilities in accordance with reasonably adopted procedures relating to safety and security.  The Administrative Agent and each Lender agree to use reasonable efforts to ensure that any information concerning such Loan Party or any of its Subsidiaries obtained by the Administrative Agent or such Lender pursuant to this subsection (d) or subsection (g) that is not contained in a report or other document filed with the SEC, distributed by such Loan Party to its security holders or otherwise generally available to the public, will, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of the Administrative Agent’s or such Lender’s business operations, be treated confidentially by the Administrative Agent or such Lender, as the case may be, and will not be distributed or otherwise made available by the Administrative Agent or such Lender, as the case may be, to any Person, other than the Administrative Agent’s or such Lender’s employees, authorized agents or representatives (including, without limitation, attorneys and accountants).

(e) Keeping of Books.  Keep, and cause each Subsidiary to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of such Loan Party and each of its Subsidiaries in accordance with GAAP.

(f) Maintenance of Properties.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of such Loan Party or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise.

(g) Reporting Requirements.  Furnish, or cause to be furnished, to the Administrative Agent, which shall furnish to each Lender, the following:

(i) promptly after the occurrence of any Event of Default, the statement of an authorized officer of the Borrower setting forth details of such Event of Default and the action that such Loan Party has taken or proposes to take with respect thereto;

(ii) as soon as available and in any event within 50 days after the close of each of the first three quarters in each fiscal year of FE, consolidated balance sheets of FE and its Subsidiaries as at the end of such quarter and consolidated statements of income of FE and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, fairly presenting the financial condition of FE and its Subsidiaries as at such date and the results of operations of FE and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer, assistant treasurer or controller of the Borrower as having been prepared in accordance with GAAP consistently applied;

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(iii) as soon as available and in any event within 105 days after the end of each fiscal year of FE, a copy of the annual report for such year for FE and its Subsidiaries, containing consolidated and consolidating financial statements of FE and its Subsidiaries for such year certified in a manner acceptable to the Lenders by PricewaterhouseCoopers LLP or other independent public accountants acceptable to the Lenders, together with statements of projected financial performance prepared by management for the next fiscal year, in form satisfactory to the Administrative Agent;

(iv) concurrently with the delivery of the financial statements specified in clauses (ii) and (iii) above, a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Borrower (A) stating whether he has any knowledge of the occurrence at any time prior to the date of such certificate of an Event of Default not theretofore reported pursuant to the provisions of clause (i) of this subsection (g) or of the occurrence at any time prior to such date of any such Event of Default, except Events of Default theretofore reported pursuant to the provisions of clause (i) of this subsection (g) and remedied, and, if so, stating the facts with respect thereto and (B) setting forth in a true and correct manner, the calculation of the ratios contemplated by Section 5.02 hereof, as of the date of the most recent financial statements accompanying such certificate, to show the Borrower’s compliance with or the status of the financial covenants contained in Section 5.02 hereof;

(v) promptly after the sending or filing thereof, copies of any reports that FE sends to any of its securityholders, and copies of all reports on Form 10-K, Form 10-Q or Form 8-K that FE or any of its Subsidiaries files with the SEC;

(vi) as soon as possible and in any event (A) within 30 days after FE or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred and (B) within 10 days after FE or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of FE describing such Termination Event and the action, if any, that FE or such member of the Controlled Group, as the case may be, proposes to take with respect thereto;

(vii) promptly and in any event within two Business Days after receipt thereof by FE or any member of the Controlled Group from the PBGC, copies of each notice received by FE or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(viii) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

(ix) promptly and in any event within five Business Days after receipt thereof by FE or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by FE or any member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;

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(x) promptly and in any event within five Business Days after Moody’s or S&P has changed any Reference Rating of any Loan Party, notice of such change;

(xi) promptly, and in any event within three Business Days following the date of execution thereof, a copy of each Other Pro Rata Facility; and

(xii) such other information respecting the condition or operations, financial or otherwise, of FE or any of its Subsidiaries, including, without limitation, copies of all reports and registration statements that FE or any Subsidiary files with the SEC or any national securities exchange, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

(h) Loan Party Approvals.  Maintain such Loan Party’s Approval, as applicable, and, on and after the date of any Extension of Credit after the expiration of such Loan Party’s Approval, as applicable, such Loan Party’s Supplemental Approval, as applicable, in full force and effect and comply with all terms and conditions thereof until all amounts outstanding under the Loan Documents shall have been repaid or paid (as the case may be) and the Termination Date has occurred.

SECTION 5.02. Debt to Capitalization Ratio.

Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by any Loan Party hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, FE will maintain a Debt to Capitalization Ratio of no more than 0.65 to 1.00 (determined as of the last day of each fiscal quarter).

SECTION 5.03. Negative Covenants of the Loan Parties.

Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by any Loan Party hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will:

(a) Sales, Etc.  (i) Sell, lease, transfer or otherwise dispose of any shares of common stock of any domestic Significant Subsidiary, whether now owned or hereafter acquired by FE, or permit any Significant Subsidiary to do so or (ii) permit FE or any Subsidiary to sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) assets located in the United States of America representing in the aggregate more than 15.00% (determined at the time of each such transaction) of the value of all of the consolidated fixed assets of FE, as reported on the most recent consolidated balance sheet of FE, to any entity other than FE or any of its wholly owned direct or indirect Subsidiaries or, in the case of TE, to Centerior Funding Corporation; provided, however, that this provision shall not restrict the transfer of nuclear and fossil generation assets from Penn, OE, CEI and TE to FirstEnergy Nuclear Generation Corp. and Borrower, respectively (the “Generation Transfers”).

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(b) Liens, Etc.  Create or suffer to exist, or permit any Significant Subsidiary to create or suffer to exist, any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any Significant Subsidiary), in each case to secure or provide for the payment of Indebtedness, other than (i) liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal or customs bonds to which FE or any Significant Subsidiary is a party, (C) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money) or (D) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by FE or any Significant Subsidiary in the ordinary course of business, which secure the purchase price of such property or secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on the property of any Person at the time that such Person becomes a direct or indirect Significant Subsidiary of FE or any Significant Subsidiary; provided that such Liens were not created to secure the acquisition of such Person; (iv) Liens in existence on the date of this Agreement; (v) Liens created by any First Mortgage Indenture, so long as (1) under the terms thereof, no “event of default” (howsoever designated) in respect of any bonds issued thereunder (other than bonds issued or pledged to the Administrative Agent) will be triggered by reference to an Event of Default or Unmatured Default and (2) no such Liens shall apply to assets acquired from FE or any Significant Subsidiary if such assets were free of Liens (other than as a result of a release of such Liens in contemplation of such acquisition) immediately prior to any such acquisition; (vi) Liens on assets of ATSI to secure Indebtedness of ATSI; provided, however, that the aggregate principal amount of Indebtedness secured by such Liens shall not at any time exceed 60% of the depreciated book value of the property subject to such Liens; (vii) Liens securing Stranded Cost Securitization Bonds; (viii) Liens on cash (in an aggregate amount not to exceed $270,000,000) pledged to secure reimbursement obligations for letters of credit issued for the account of OE; (ix) Liens on assets transferred in the Generation Transfers in favor of the transferor thereof; (x) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (ix); provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Indebtedness that secured the Lien so extended, renewed or replaced (and any improvements on such property) and (xi) Liens securing the Obligations.

(c) Mergers, Etc.  Merge with or into or consolidate with or into any other Person, or permit any of its Subsidiaries to do so unless (i) immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Default, (ii) the consolidation or merger shall not materially and adversely affect the ability of any Loan Party (or its successor by merger or consolidation as contemplated by clause (i) of this subsection (c)) to perform its obligations hereunder or under any other Loan Document and (iii) in the case of any merger or consolidation to which any Loan Party is a party, the corporation formed by such consolidation or into which such Loan Party shall be merged shall assume such Loan Party’s obligations under this Agreement and the other Loan Documents to which it is a party in a writing satisfactory in form and substance to the Majority Lenders.

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(d) Compliance with ERISA.  (i) Enter into any “prohibited transaction” (as defined in Section 4975 of the Code, and in ERISA) involving any Plan that may result in any liability of such Loan Party to any Person that (in the opinion of the Majority Lenders) is material to the financial position or operations of such Loan Party or (ii) allow or suffer to exist any other event or condition known to such Loan Party that results in any liability of such Loan Party to the PBGC that (in the opinion of the Majority Lenders) is material to the financial position or operations of such Loan Party.  For purposes of this subsection (d), “liability” shall not include termination insurance premiums payable under Section 4007 of ERISA.

(e) Use of Proceeds.  Use the proceeds of any Extension of Credit (i) to make any payment of principal or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, any Indebtedness outstanding under (x) the Existing Credit Facilities, (y) the Other Pro Rata Facilities except to the extent that immediately following such payment the Pro Rata Condition shall be satisfied or (z) any other bilateral or syndicated bank credit facilities, other than to satisfy reimbursement obligations with respect to letters of credit issued to support pollution control revenue bonds issued by, or obligations under sale lease back transactions entered into by, FE or its Subsidiaries prior to the date hereof or (ii) in connection with any Hostile Acquisition.

(f) Other Indebtedness.  The Loan Parties will not, and will not permit any of their Subsidiaries to (i) reduce the amount of commitments under the Existing Credit Facilities, (ii) reduce the amount of commitments under the Other Pro Rata Facilities, or (iii) make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, any Indebtedness outstanding under the Other Pro Rata Facilities or any other bilateral or syndicated credit facilities entered into after the date hereof except, in the case of this clause (iii), (A) regularly scheduled payments of interest and fees as and when due and (B) with respect to the Other Pro Rata Facilities, to the extent that immediately after giving effect thereto and after giving effect to any concurrent prepayment of Loans or reduction of Commitments, the Pro Rata Condition shall be satisfied.

(g) FEGC First Mortgage Bond.  No Loan Party shall permit any waiver, supplement, modification, amendment, termination or release of the 2008 FEGC First Mortgage Indenture (other than to provide for the issuance of additional series of bonds thereunder) or, following the issuance thereof, the FEGC First Mortgage Bond without the prior written consent of the Administrative Agent.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default.

If any of the following events shall occur and be continuing (each, an “Event of Default”):

(a) Any principal of, or interest on, any Loan or any fees or other amounts payable hereunder or under the Agency Letter shall not be paid by the Borrower when the same become due and payable; or

(b) Any representation or warranty made by any Loan Party (or any of its officers) in any Loan Document or in connection with any Loan Document shall prove to have been incorrect or misleading in any material respect when made; or

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(c) (i) Any Loan Party shall fail to perform or observe any covenant set forth in Section 5.02 or Section 5.03 or the Agency Letter on its part to be performed or observed or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Any material provision of this Agreement or any other Loan Document shall at any time and for any reason cease to be valid and binding upon any Loan Party, except pursuant to the terms thereof, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or any Governmental Authority, or any Loan Party shall deny that it has any or further liability or obligation under this Agreement or any other Loan Document; or

(e) Any Loan Party or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness owed under this Agreement) that is outstanding in a principal amount in excess of $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) Any Loan Party or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition or arrangement with creditors, a readjustment of its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted or acquiesced in by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party or any Significant Subsidiary shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (f); or

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(g) Any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $50,000,000 shall be rendered by a court of final adjudication against any Loan Party or any Significant Subsidiary and either (i) valid enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then Unfunded Vested Liabilities of such Plan exceed $10,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount), or any Loan Party or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the Plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an amount exceeding $10,000,000; or

(i) Any change in Applicable Law or any Governmental Action shall occur that has the effect of making the transactions contemplated by this Agreement or any other Loan Document unauthorized, illegal or otherwise contrary to Applicable Law; or

(j) (i) FE shall fail to own directly or indirectly 100% of the issued and outstanding shares of common stock of each Significant Subsidiary; (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of securities of FE (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of FE entitled to vote in the election of directors; (iii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of FE unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of FE in accordance with FE’s Organizational Documents; or (iv) 90 days shall have elapsed after any Person or two or more Persons acting in concert shall have entered into a contract or arrangement that upon consummation will result in its or their acquisition of, or control over, securities of FE (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of FE entitled to vote in the election of directors; or

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(k) (i) The Guarantee for any reason shall cease to be in full force and effect (other than in accordance with its terms) or any Guarantor shall deny in writing that it has further liability under the Guarantee (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents), (ii) any security interest purported to be created by any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in the Loan Documents) security interest in the securities, assets or properties covered thereby or (iii) any event shall occur and be continuing or condition shall exist with respect to the FEGC First Mortgage Bond that constitutes an “Event of Default” as defined in the 2008 FEGC First Mortgage Indenture;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, (i) by notice to the Borrower, declare the obligation of each Lender to make Loans to the Borrower to be terminated, whereupon the same shall forthwith terminate and (ii) by notice to the Borrower, declare the Loans made to the Borrower, and all other amounts payable under this Agreement and the other Loan Documents by any Loan Party to be forthwith due and payable, whereupon such Loans and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to FE or any Significant Subsidiary under the Bankruptcy Code, (A) the obligation of each Lender to make Loans shall automatically be terminated and (B) all Loans made and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.

ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Loan Parties pursuant to the terms of this Agreement and to promptly forward to each Lender the financial statements and any other certificates or statements delivered to the Administrative Agent pursuant to Section 5.01(g).

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SECTION 7.02. Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender or the Loan Parties for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:  (i) may treat each Lender listed in the Register as a “Lender” with a Commitment and/or Loans in the amount recorded in the Register until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by a Lender listed in the Register, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.08, at which time the Administrative Agent will make such recordations in the Register as are appropriate to reflect the assignment effected by such Assignment and Acceptance; (ii) may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of the Loan Parties or to inspect the property (including the books and records) of the Loan Parties; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or cable) believed by it in good faith to be genuine and signed or sent by the proper party or parties.  The Administrative Agent shall not be deemed to have knowledge of any default, Unmatured Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender.

SECTION 7.03. Credit Suisse and Affiliates.

With respect to its Commitment, the Loans made by it and any Note issued to it, Credit Suisse shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Credit Suisse in its individual capacity.  Credit Suisse and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, each Loan Party, any of its respective subsidiaries and any Person who may do business with or own securities of any Loan Party or any such subsidiary, all as if Credit Suisse were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

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SECTION 7.05. Indemnification.

The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the amounts of their respective Commitments and Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower.

SECTION 7.06. Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right, with the prior written consent of the Borrower (unless an Event of Default or an Unmatured Default has occurred and is continuing), which consent shall not be unreasonably withheld or delayed, to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of “Eligible Assignee” and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  Notwithstanding the foregoing, if no Event of Default or Unmatured Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 7.06 without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

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ARTICLE VIII
MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, 3.02, or 3.03, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.

SECTION 8.02. Notices, Etc.

Unless specifically provided otherwise in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or cable communication) and mailed, telecopied, telegraphed, cabled or delivered, if to any Loan Party, to it in care of FE at its address at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Telecopy: (330) 384-3772; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its notified to the Borrower from time to time; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when mailed, telecopied, telegraphed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

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SECTION 8.03. Electronic Communications.

(a) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Default or Event of Default under the Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to agency.loanops@credit-suisse.com or faxing the Communications to 212-322-2291.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner otherwise specified in this Agreement, but only to the extent requested by the Administrative Agent.

(b) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”).  Each Loan Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS,  OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF THE COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. No Waiver; Remedies.

No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.05. Costs and Expenses; Indemnification.

(a) The Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to their rights and responsibilities under this Agreement.  The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by the Administrative Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 8.05(a).

(b) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.11 or 2.14 or a prepayment pursuant to Section 2.12 or acceleration of the maturity of any amounts owing hereunder pursuant to Section 6.01 or upon any assignment made upon demand of the Borrower pursuant to Section 8.08(h) or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.  The Borrower’s obligations under this subsection (b) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.

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(c) Each Loan Party hereby agrees to indemnify and hold each Lender, the Administrative Agent and their respective Affiliates and their respective officers, directors, employees and professional advisors (each, an “Indemnified Person”) harmless from and against any and all claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or that may be claimed against any of them by any Person (including any Loan Party) by reason of or in connection with or arising out of any investigation, litigation or proceeding related to the Commitments and any use or proposed use by any Loan Party of the proceeds of any Extension of Credit, except to the extent such claim, damage, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.  Each Loan Party’s obligations under this Section 8.05(c) shall survive the repayment of all amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.  If and to the extent that the obligations of the Loan Parties under this Section 8.05(c) are unenforceable for any reason, each Loan Party agrees to make the maximum payment in satisfaction of such obligations that are not unenforceable that is permissible under Applicable Law or, if less, such amount that may be ordered by a court of competent jurisdiction.

(d) To the extent permitted by law, each Loan Party also agrees not to assert any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) in connection with, arising out of, or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

SECTION 8.06. Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excluding, however, any payroll accounts maintained by the Loan Parties with such Lender if and to the extent that such Lender shall have expressly waived its set-off rights in writing in respect of such payroll account) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Loan Parties against any and all of the obligations of the Loan Parties now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Loan Parties after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 8.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

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SECTION 8.07. Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Loan Parties shall not have the right to assign their rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.08. Assignments and Participations.

(a) Each Lender may, with the prior written consent of the Borrower and the Administrative Agent (which consents shall not unreasonably be withheld or delayed and, in the case of the Borrower, shall not be required (x) if an Event of Default then exists and (y) in connection with an assignment to a Lender, an Affiliate of a Lender or a Related Fund), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Loans owing to it and any Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement; (ii) the amount of the Commitment and/or Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or if less, the entire amount of such Lender’s Commitment and/or Loans) and shall be an integral multiple of $1,000,000, provided, however, that simultaneous assignments by, or to, two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement in this clause (ii) has been met; (iii) each such assignment shall be to an Eligible Assignee and (iv) the parties to each such assignment shall execute and deliver via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed to by the Administrative Agent, manually, to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance together with any Note subject to such assignment and a processing and recordation fee of $3,500 (which such processing and recordation fee may be waived or reduced in the Administrative Agent’s sole discretion).

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its continuing obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

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(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with (i) any Note subject to such assignment, (ii) an administrative questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), (iii) the processing and recordation fee referred to in paragraph (a) above, if applicable, (iv) the written consent of the Administrative Agent and, if required, the Borrower to such assignment and (v) any applicable tax forms, the Administrative Agent shall, if such Assignment and Acceptance has been completed, promptly (x) accept such Assignment and Acceptance, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.  The Borrower shall deliver any Note requested pursuant to Section 2.18 in favor of such assignee or assignor (as the case may be), after giving effect to such assignment.

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(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Loans owing to it and any Note held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) such Lender may not subject its ability to consent to any modification of this Agreement or any Note to the prior consent of the bank or other entity to which such participation was sold, except in the case of proposed waivers or modifications with respect to interest, principal and fees payable hereunder and under any Note and with respect to any extension of the Maturity Date and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from such Lender.

(g) Notwithstanding anything to the contrary set forth herein, any Lender may assign, as collateral or otherwise, any of its rights hereunder and under any Note (including, without limitation, its rights to receive payments of principal and interest hereunder and under any Note) to (i) any Federal Reserve Bank, (ii) any Affiliate of such Lender or (iii) any other Lender, in either case, without notice to or consent of the Loan Parties or the Administrative Agent; provided, that no such assignment shall release the assigning Lender from its obligations hereunder.

(h) If any Lender shall make demand for payment under Section 2.13(a), 2.13(b) or 2.16, or shall deliver any notice to the Administrative Agent pursuant to Section 2.14 resulting in the suspension of certain obligations of the Lenders with respect to Eurodollar Rate Loans, then, within 30 days of such demand (if, and only if, such payment demanded under Section 2.13(a), 2.13(b) or 2.16 as the case may be, shall have been made by the Borrower) or such notice (if such suspension is still in effect), as the case may be, the Borrower may demand that such Lender assign in accordance with this Section 8.08 to one or more Eligible Assignees designated by the Borrower all (but not less than all) of such Lender’s Commitment and the Loans owing to it within the next 15 days.  If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignee for all of such Lender’s Commitment or Advances, then such Lender may assign such Commitment and Loans to any other Eligible Assignee in accordance with this Section 8.08 during such 15 day period; it being understood for purposes of this Section 8.08(h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee shall agree to such assignment and shall offer compensation to such Lender in an amount equal to the sum of the principal amount of all Loans outstanding to such Lender plus all interest accrued thereon to the date of such payment plus all other amounts payable by the Borrower to such Lender hereunder (whether or not then due) as of the date of such payment accrued in favor of such Lender hereunder.  Notwithstanding the foregoing, no Lender shall make any assignment at any time pursuant to this subsection (h) if, at such time, (i) an Event of Default or Unmatured Default has occurred and is continuing, (ii) the Borrower has not satisfied all of its obligations hereunder with respect to such Lender or (iii) such replacement of such Lender is not acceptable to the Administrative Agent.

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(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Loan, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.09 or 2.13 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Loan to the Borrower.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the Administrative Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred by or asserted against the Borrower, the Administrative Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC.  Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender.  Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Loan made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder.  In addition, notwithstanding anything to the contrary contained in this Agreement, any SPC may, with notice to, but without the prior written consent of, any other party hereto, assign all or a portion of its interest in any Loans to the Granting Lender.  This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

SECTION 8.09. Governing Law.

THIS AGREEMENT AND ANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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SECTION 8.10. Consent to Jurisdiction; Waiver of Jury Trial.

(a) To the fullest extent permitted by law, each Loan Party hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, any other Loan Document and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court.  Each Loan Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Each Loan Party also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 8.02.  Each Loan Party agrees, to the fullest extent permitted by law, that a final judgment in any  such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 8.11. Severability.

Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 8.12. Entire Agreement.

This Agreement, the Agency Letter and the Notes issued hereunder constitute the entire contract among the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly agreed in any such previous agreement and (ii) for the Agency Letter.  Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.13. Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.14. USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

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ARTICLE IX
GUARANTEE

SECTION 9.01. Guarantee.

(a) Guarantee.  Each Guarantor unconditionally guarantees the full and punctual payment of all Obligations when due (whether at stated maturity, upon acceleration or otherwise).  If the Borrower fails to pay any Obligation punctually when due, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified herein.

(b) Guarantee Unconditional.  The obligations of each Guarantor under this Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to any Loan Document;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document;

(iv) any change in the corporate existence, structure or ownership of the Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document;

(v) the existence of any claim, set-off or other right that any Guarantor may have at any time against the Borrower, any other Guarantor, the Administrative Agent, any Lender or any other Person, whether in connection with the Loan Documents or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any other Person for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment of any Obligation by the Borrower or any other Person; or

(vii) any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any other party to any Loan Document, the Administrative Agent, any Lender or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of the Guarantor hereunder.

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(c) Waiver by Guarantors.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor or any other Person.

(d) Subrogation.  A Guarantor that makes a payment with respect to an Obligation hereunder shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that no Guarantor shall enforce any payment by way of subrogation against the Borrower, or by reason of contribution against any other guarantor of such Obligation, until the Obligations shall have been paid in full in cash and the Commitments hereunder shall have been terminated.

(e) Stay of Acceleration.  If acceleration of the time for payment of any Obligation by the Borrower is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.

(f) Continuing Guarantee.  Each Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Administrative Agent or the Lenders.  If all or part of the Administrative Agent’s or any Lender’s interest in any Obligation is assigned or otherwise transferred, the transferor’s rights under each Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

(g) Limitation on Obligations of Guarantors.  The obligations of the Guarantors under its Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantee subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable law.

[Signatures to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIRSTENERGY GENERATION CORP.,
as Borrower

          By _____________________________
          Name:
          Title:

(NY) 08014/507/FIRSTENERGY/CA.doc

FIRSTENERGY SOLUTIONS CORP.,
as Guarantor

By __________________________
Name:
Title:

FIRSTENERGY CORP., as Guarantor

By __________________________
Name:
Title:

(NY) 08014/507/FIRSTENERGY/CA.doc

CREDIT SUISSE,
as Bank, Lender and
Administrative Agent

                                   By _______________________
                           Name:
                           Title:

                                   By _______________________
                           Name:
                           Title:

(NY) 08014/507/FIRSTENERGY/CA.doc

SCHEDULE I

List of Commitments and Lending Offices

Lender	Allocation	Domestic Lending Office	Eurodollar Lending Office

Credit Suisse	$300,000,000	One Madison Avenue New York, NY 10010 Attn: Credit Suisse Agency Manager Fax: 212-322-2291 Email: agency.loanops@credit-suisse.com	Same as Domestic Lending Office

Schedule I-1
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EXHIBIT A
Form of Note

PROMISSORY NOTE

U.S.$[______________]                                                                                      [____] 200[_]

FOR VALUE RECEIVED, the undersigned, FIRSTENERGY GENERATION CORP., an Ohio corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of [_____________] (the “Lender”) for the account of its Applicable Lending Office (such term and other capitalized terms herein being used as defined in the Credit Agreement referred to below) the principal sum of U.S.$[______________] or, if less, the aggregate principal amount of the Loans outstanding on the applicable Maturity Date, payable on the applicable Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Credit Suisse, as Administrative Agent, at its address notified to the Borrower from time to time in same day funds.  Each Loan made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of October 8, 2008, among the Borrower, FIRSTENERGY CORP., an Ohio corporation, and FIRSTENERGY SOLUTIONS CORP., an Ohio corporation, as Guarantors, the banks and other financial institutions listed on the signature pages hereof, and CREDIT SUISSE, as Administrative Agent for the Lenders thereunder.  The Credit Agreement, among other things, (i) provides for the making of Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

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THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

FIRSTENERGY GENERATION CORP.

By   __________________________________
Name:
Title:

A-2
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EXHIBIT B
Form of Notice of Borrowing

Credit Suisse, as Administrative Agent
  for the Lenders party to the Credit Agreement
  referred to below

____ __, 200__

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, dated as of October 8, 2008, among FIRSTENERGY GENERATION CORP., an Ohio corporation (“Borrower”), FIRSTENERGY SOLUTIONS CORP., an Ohio corporation and FIRSTENERGY CORP., an Ohio corporation (“Guarantors”), the banks and other financial institutions (the “Banks”) listed on the signature pages hereof, CREDIT SUISSE (“Credit Suisse”), as Administrative Agent (the “Administrative Agent”) for the Lenders thereunder, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)           The Business Day of the Proposed Borrowing is __________________, ____.

(ii)           The Type of Loan to be made in connection with the Proposed Borrowing is [an Alternate Base Rate Loan] [a Eurodollar Rate Loan].

(iii)           The aggregate amount of the Proposed Borrowing is $____________.

[(iv)           The Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing is ____ [week[s]][month[s]].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)           the representations and warranties of the Loan Parties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B)           no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

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(C)           the amount of such Proposed Borrowing does not exceed the aggregate amount of the Commitments then in effect.

Very truly yours,

FIRSTENERGY GENERATION CORP.

By   ______________________________________
Name:
Title:

B-2
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